EXHIBIT 10.2
EXHIBIT 1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR’S AGREEMENT (the “Agreement”) is made as of February 20 , 2018 by and between Global Water Resources, Inc. (the “Company”), and Jeffrey Risenmay, an individual (the “Contractor” or “Risenmay”), and jointly referred to as “the Parties”.

This Agreement is Exhibit 1 to the Full Waiver and Release of all Claims (“the Waiver & Release”) given to Risenmay and will take effect only if Risenmay timely signs the Waiver & Release Agreement and does not revoke his signature. Moreover, Risenmay must sign this Agreement to receive the other benefits outlined in the Waiver & Release.

In consideration of the mutual promises contained herein and in the Waiver & Release, Company and Contractor hereby agree as follows:

1.0    ENGAGEMENT: The Company hereby engages Contractor to render Consulting Services as outlined in Attachment 1 - Scope of Services (the “Services”) commencing on the Effective Date of the Waiver & Release Agreement and continuing until terminated in accordance with this Agreement. The Company acknowledges that Contractor has other responsibilities and may not respond immediately to Company’s specific requests; however, Contractor will make reasonable effort to respond in a timely manner. Hours may fluctuate, but it is anticipated that Contractor will generally be engaged approximately 4-6 hours per week. Contractor will provide a bi-weekly status report of work done and hours incurred to the CFO.

2.0    COMPENSATION: For the performance of the Services hereunder, the Company shall pay the Contractor an hourly rate of $100.00 per hour for all work performed and invoiced. Payments shall be made two (2) times per month preceded by an invoice from the Contractor, which Company shall then pay in the ordinary course, net five (5) business days. Reasonable, pre-approved, out-of-pocket expenses incurred will be reimbursed at cost and included with the Project billings.  The Contractor is responsible to provide his own means of transportation, if necessary, to and from the primary work location at the corporate office, located at 21410 N. 19th Ave., Phoenix, AZ.  If travel to other Company locations is required, Contractor will be reimbursed at the current Internal Revenue Service Standard Mileage Rate for Business Miles Driven. The Company will issue Contractor a 1099 and Contractor will be responsible for all taxes as necessary.

The Independent Contractor will be provided with a laptop computer that connects to the Company’s internal network and email system. Independent Contractor will return the computer in a reasonable condition, ordinary wear and tear excepted, as requested by the Company, but no later than upon termination of this Agreement.

Upon satisfactory performance (as determined by the CFO) under the terms of this agreement through May 11, 2018, the Company shall make a bonus payment to Contractor in the amount of Ninety-Eight Thousand, Three Hundred Twelve Dollars ($98,312)(“Bonus Payment”). Such Bonus Payment will be made no later than ten (10) business days following the expiration of this Agreement, unless otherwise agreed to in writing by the Parties. The Company will issue Contractor a 1099 and Contractor will be responsible for all taxes as necessary.

3.0    INDEPENDENT CONTRACTOR RELATIONSHIP: This Agreement does not create any actual agency, partnership, franchise, or relationship of employer and employee between the parties. The Contractor shall only represent the Company in the capacity as described in the Services. The Contractor shall not be entitled to participate in any of the Company’s benefits. The Company shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Contractor in performing Services under this Agreement.

The Contractor hereby indemnifies and holds harmless the Company, its subsidiaries, and affiliates, and their officers and employees, from any damages, claims, liabilities, and costs, including reasonable attorney’s fees, or losses of any kind or nature whatsoever (“Loss”) which may in any way arise from the negligent performance of Services the Contractor hereunder. The Company shall retain control over the defense of, and any resolution or settlement relating to, such Loss. The Contractor will cooperate with the Company and provide reasonable assistance in defending any such claim. This indemnification statement shall only be applicable between the Contractor and the company. The Contractor shall be held harmless to any and all third party claims and legal action attempts made against the Company. The Company shall defend and be responsible for any and all third party actions where the Contractor may be named because of association to the Company.

The Contractor shall comply with all of the Company’s standards and procedures when working on-site at the Company, including without limitation, standards relating to security.

4.0     INSURANCE: The Contractor will carry general liability (minimum of $500,000), workers’ compensation (min $300,000), and professional liability insurance. In the event the Contractor fails to carry such insurance it shall indemnify and hold harmless Company for any Loss, as such term is defined in Section 3.0 above. The Company will name the Contractor as an additional insured on its general liability and automobile liability policies. The Company will not provide workers compensation insurance.

5.0    CONFIDENTIAL INFORMATION: The Parties acknowledge that due to Contractor’s previous status as an Employee of the Company, and due to his new status as a Contractor, he has been and will continue to be provided information relating to the Company’s business which is confidential or proprietary. Such information is “Confidential Information” and includes, without limitation, any customer information, materials, trade secrets, know-how, formulas, processes, algorithms, ideas, strategies, inventions, data, network configurations, system architecture, designs, flow charts, drawings, proprietary information, business and marketing plans, financial and operational information, and any other non-public information, material or data relating to the past, current and/or future business and operations of the Company. Confidential Information includes any analyses, compilations, studies, summaries, extracts or other documentation prepared by the Contractor either during the term of this Agreement or when he was an Employee of the Company. The Contractor will not directly or indirectly disclose or use any such information of the Company, and will secure and protect such information in a manner consistent with the Company’s policies and will take appropriate action by instruction or agreement with its employees and agents who are permitted access to such information to satisfy its obligations hereunder.

6.0    PROPRIETARY RIGHTS: All original written material, including programs, files, specifications, and documentation, which are produced by Contractor during the course of its performance hereunder shall be the property of the Company.

7.0    TERMINATION: This Agreement may be terminated by either party at any time for any or no reason, upon delivery of written notice. If the Agreement is terminated by the Company prior to May 11, 2018 without cause, Contractor shall still be entitled to payment of the Bonus Payment as described above in Section 2.0. If the Agreement is terminated by the Contractor for any reason prior to May 11, 2018, Contractor shall not be entitled to payment of the Bonus Payment. Termination for cause shall include termination for material breach of this Agreement by Independent Contractor; intentional nonperformance of the Services; or dishonesty, fraud or misconduct with respect to the business or affairs of the Company, that in the reasonable judgment of the CFO materially and adversely affects the Company. If the Company terminates this Agreement for cause, Contractor shall not be entitled to any Bonus Payment and Company shall provide a written notice of termination to the Contractor stating the cause.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

GLOBAL WATER RESOURCES, INC.                INDEPENDENT CONTRACTOR
a Delaware corporation

/s/ Michael Liebman                        /s/ Jeffrey E. Risenmay
By:    [insert name]                        By: Jeffrey Risenmay
Michael Liebman

Attachment 1

Scope of Services

The Independent Contractor will provide Professional Consulting Services as directed by the Company, including:

1.	Assist in the review and preparation of quarterly and annual financial statements and management discussion and analysis.

2.	Assist in responding to inquiries from the Company’s auditors regarding quarterly and year-end financial statements.

3.
Assist with completion of tax provision, tax financial footnotes, tax disclosures in Management’s Discussion and Analysis and any analysis regarding tax related matters (tax reform, tax forecast, etc.).

4.
Respond to telephone calls and email messages to assist Global employees with the transition of the Accounting Department after the Independent Contractor’s termination as an employee of the Company, including assistance with historical information of the Company.

5.
If Contractor has concerns about the nature or volume of items requested by Company’s staff, those concerns will be discussed promptly with the CFO to reach a mutually agreeable solution, without the failure to perform being considered a breach of this Agreement.

6.
While other areas of focus may be requested, it is anticipated that the Contractor’s primary services to the Company will relate to income taxes including tax provisions, infrastructure coordination and Financing Agreement revenue recognition, complete T-4s/1042s, CRA refund, review of financial statement analytics, and review of public filings prior to publication.

4838-3748-4893